Exhibit 12.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of American Apparel, Inc. on Amendment No. 2 to Form S-4, (File No.333-190767) of our report dated March 5, 2013, except for Note 19 as to which the date is August 21, 2013 with respect to our audits of the consolidated financial statements of American Apparel, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011, and 2010 and our report dated March 5, 2013 with respect to our audit of the effectiveness of internal control over financial reporting of American Apparel, Inc. as of December 31, 2012 appearing in the Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
Melville, NY
November 26, 2013